EXHIBIT 99.1

                             U. S. GOLD CORPORATION

                           N E W S   R E L E A S E

                    2201 Kipling Street, Suite 100
                          Lakewood, Colorado 80215-1545
                       (303) 238-1438 FAX: (303) 238-1724


                      U.S. GOLD'S PARTNER AT TONKIN SPRINGS
                            PROVIDES CORPORATE UPDATE

Denver, CO. - March 16, 2005 - U.S. Gold Corporation (OTC BB: USGL; Berlin
Exchange: US 8) reported today that its partner at the Tonkin Springs gold project, BacTech Mining Corporation (BacTech)(TSX-V: BM), recently announced that BacTech is actively exploring alternatives including merger of BacTech or the sale of BacTech's 55% interest in Tonkin Springs LLC (TSLLC) which owns the Tonkin Springs gold project in north central Nevada. U.S. Gold owns the remaining 45% interest in TSLLC. BacTech is required to fund 100% of the initial $12 million in expenditures at TSLLC and through December 31, 2004 has funded a total of approximately $3.9 million of this commitment.

Following are portions of the BacTech corporate update released March 15, 2005. BacTech has held discussions with third parties concerning strategic and financing alternatives over the past six months; however, these discussions have not resulted in a transaction to date. BacTech has been notified by the Nevada Bureau of Land Management (BLM) that it will be required to increase its current reclamation bond in respect to the Tonkin Springs Mine by $1.1 million from $
1.7 million to $2.8 million. As of March 11, 2005, BacTech is non-compliant with respect to the BLM reclamation bond funding obligation. BacTech has 30 days to post the additional reclamation bond. In the event that the bond is not posted, BacTech's 55% interest in TSLLC will revert to U.S. Gold, the original owner of the property. In addition, BacTech has an interest payment due on March 21, 2005 in the amount of CDN$300,000 on its CDN$3 million 10% redeemable debentures. BacTech currently has a working capital deficit of approximately CDN$1,868,000 (including CDN$1,700,000 due in respect of the reclamation bonding funding obligation and the interest payment on the redeemable debenture) and cash resources of less than CDN$350,000.

"U.S. Gold hopes BacTech will succeed in its efforts and would welcome a stronger partner in TSLLC", stated William W. Reid, President of U.S. Gold. "It would be equally acceptable, if pursuant to the agreements, BacTech's interest in TSLLC reverts back to U.S. Gold 100%."

The Tonkin Springs project encompasses approximately 36 square miles strategically located on the prolific Cortez gold trend in Nevada. U.S. Gold has held its property position at Tonkin Springs since 1984 and drilling has defined a gold resource of 1.4 million ounces in the upper 250 feet contained in less than 10% of the property. The project includes a 1,500 ton per day mill and complete infrastructure.

THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 PROVIDES A "SAFE HARBOR" FOR CERTAIN FORWARD-LOOKING STATEMENTS. OPERATING, EXPLORATION AND FINANCIAL DATA, AND OTHER STATEMENTS IN THIS PRESS RELEASE ARE BASED ON INFORMATION THAT THE COMPANY BELIEVES REASONABLE, BUT INVOLVE SIGNIFICANT UNCERTAINTIES AS TO FUTURE GOLD PRICES, COSTS, ORE GRADES, MINING AND PROCESSING CONDITIONS, AND REGULATORY AND PERMITTING MATTERS. ACTUAL RESULTS AND TIMETABLES COULD VERY SIGNIFICANTLY.